Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-232124

Supplement No. 1 dated August 11, 2021 to Prospectus Supplement dated December 19, 2019

(To Prospectus dated July 24, 2019)

Up to $35,000,000

Common Stock

This Supplement No. 1 supplements and amends our Prospectus Supplement, dated December 19, 2019 (the “Common Stock ATM Prospectus Supplement”), and should be read in conjunction with the Common Stock ATM Prospectus Supplement and the prospectus dated July 24, 2019 (the “Base Prospectus”).

On December 19, 2019, we entered into separate sales agreements (each, a “Sales Agreement” and collectively, the “Sales Agreements”) with Wedbush Securities Inc., Cantor Fitzgerald & Co., and Ladenburg Thalmann & Co. Inc. (collectively, the “Sales Agents”), relating to the sale of up to $35,000,000 of shares of our common stock, par value $0.001 per share, offered pursuant to the Common Stock ATM Prospectus Supplement and the Base Prospectus (the “Offering”).

As of the date hereof, we have sold approximately $4.9 million of our common stock pursuant to the Common Stock ATM Prospectus Supplement and the Base Prospectus and have decided to terminate the Sales Agreements and the Offering, each effective as of the date hereof.

The date of this Supplement No. 1 to Prospectus Supplement is August 11, 2021